Exhibit 99.3

News Announcement	For Immediate Release

Contact:
Stewart Halpern	Joseph Jaffoni, David Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
800/831-1442	212/835-8500 or mcz@jcir.com

MAD CATZ SHAREHOLDERS APPROVE STOCK OPTION PLAN

San Diego - October 2, 2007 - Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, announced today that its shareholders voted to approve a proposal relating to the adoption of the Mad Catz Interactive, Inc. Stock Option Plan - 2007 (the “Plan”).

As previously announced, the Company adjourned its September 7, 2007 Annual and Special Meeting of Shareholders until October 2, 2007 to consider and vote upon a proposal relating to the adoption of the Plan and the grant under the Plan of options to purchase 1,000,000 shares of common stock, as described in the Proxy Circular and Proxy Statement of the Company sent to shareholders on or about August 13, 2007. Following the adjournment of the September 7, 2007 Annual and Special Meeting of Shareholders, Mad Catz modified the Plan to establish an aggregate maximum number of 6,500,000 shares of common stock eligible for grant under the Plan (rather than the proposed 12% of Mad Catz’ outstanding common stock on a continual basis). The newly approved Plan also formalizes the option grant procedures for non-employee Directors to limit grants to 100,000 shares of common stock upon becoming a member of the Board of Directors and an annual grant of 25,000 shares of common stock on the date of each Annual Meeting of Shareholders. The Plan previously did not include such a limitation. Additionally, the Company withdrew a proposal included in the Proxy Circular and Proxy Statement sent to shareholders on or about August 13, 2007 to extend the term of exercise for certain outstanding stock options previously granted by the Company.

As previously reported, each of the five director nominees was also elected to the Company’s Board of Directors for a one-year term until the 2008 Annual Meeting of Shareholders. The five member board includes four directors who are considered independent under the corporate governance standards of the American Stock Exchange. Shareholders also appointed KPMG, LLP as the Company’s Independent Registered Public Accounting Firm and Auditor with authorization to the Company’s Board of Directors to fix the remuneration of the auditor.

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Mad Catz Interactive, 10/2/07	page 2

Geofrey Myers, Non-Executive Chairman of the Board commented, “The Board believes the outcome of the Annual and Special Meeting of Shareholders represents the best interests of our shareholders. We are actively pursuing our strategies to build shareholder value by leveraging the Company’s core competencies in the design, development, manufacturing, marketing and distribution of interactive entertainment accessories and products. The appointment of qualified, independent directors, leading auditors and approval of the Mad Catz Interactive, Inc. Stock Option Plan – 2007 are all important elements in our overall approach to achieving our goals.”

About Mad Catz Interactive, Inc.

Mad Catz is a leading provider of innovative peripherals for the worldwide interactive entertainment industry. Mad Catz designs and markets accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments except as required by law. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

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